                                                                    EXHIBIT 12.A

                         GULFTERRA ENERGY PARTNERS, L.P.
                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)


                                              THREE
                                              MONTHS
                                               ENDED                              FOR THE YEAR ENDED
                                              MARCH 31,                                DECEMBER 31,
                                            -----------    ------------------------------------------------------------------------
                                                 2003          2002           2001           2000           1999           1998
                                            ------------   ------------   ------------   ------------   ------------   ------------
Earnings
   Pre-tax income (loss) from
      continuing operations ..............  $     40,525   $     92,552   $     54,052   $     20,749   $     18,382   $       275
   Minority interest in pre-tax
      income of subsidiaries that
      have not incurred fixed charges ....            33            (60)           100             95            197            15
   Income from equity investees ..........        (3,316)       (13,639)        (8,449)       (22,931)       (32,814)      (26,724)
                                            ------------   ------------   ------------   ------------   ------------   -----------
   Pre-tax income (loss) from
      continuing operations before
      minority interest in
      consolidated subsidiaries and
      income from equity investees .......        37,242         78,853         45,703         (2,087)       (14,235)      (26,434)
   Fixed charges .........................        40,942         91,153         54,924         51,077         37,336        21,330
   Distributed income of equity
      investees ..........................         4,710         17,804         35,062         33,960         46,180        31,171
   Capitalized interest ..................        (1,878)        (5,571)       (11,755)        (4,005)        (1,799)       (1,066)
   Minority interest in pre-tax
      income of subsidiaries that
      have not incurred fixed charges ....           (33)            60           (100)           (95)          (197)          (15)
                                            ------------   ------------   ------------   ------------   ------------   -----------
      Total earnings available for
         fixed charges ...................  $     80,983   $    182,299   $    123,834   $     78,850   $     67,285   $    24,986
                                            ============   ============   ============   ============   ============   ===========
Fixed charges
   Interest and debt expense .............  $     40,126   $     89,065   $     54,885   $     51,077   $     37,122   $    21,308
   Interest component of rent ............           816          2,088             39             --             17             7
                                            ------------   ------------   ------------   ------------   ------------   -----------
      Total fixed charges ................  $     40,942   $     91,153   $     54,924   $     51,077   $     37,139   $    21,315
                                            ============   ============   ============   ============   ============   ===========
Ratio of earnings to fixed charges(1)  ...          1.98           2.00           2.25           1.54           1.81          1.17
                                            ============   ============   ============   ============   ============   ===========


----------

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock or preference stock with dividend requirements and, therefore, no dividend requirements.

For purposes of calculating these ratios: (i) "fixed charges" represent interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expenses and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest and less minority interest in pretax income of subsidiaries that have not incurred fixed charges.